                                                                                                            Exhibit 99.1

                                                                                                            macy's inc.

                                                                                                            Contacts:

                                                                                                Media - Jim Sluzewski

                                                                                                                          513/579-7764

                                                                                                            Investor - Susan Robinson

                                                                                                  513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS FIRST QUARTER RESULTS

Earnings and cash flow exceed expectations;

Net loss is 21 cents per diluted share, 16 cents excluding consolidation costs

CINCINNATI, Ohio, May 13, 2009 – Macy's, Inc. today reported a net loss of 21 cents per diluted share for the first quarter of 2009, ended May 2, 2009. These results include restructuring charges of $138 million ($20 million after tax; 5 cents per share) related to division consolidations and localization initiatives announced in February 2009. Excluding these charges, the company lost 16 cents per diluted share in the first quarter of 2009. This is better than recent guidance for a loss of 19 cents to 21 cents per diluted share, excluding restructuring charges.

In the first quarter of 2008, Macy's, Inc. lost 14 cents per diluted share. Excluding costs related to divisional consolidations announced in 2008 of $87 million ($55 million after tax; 13 cents per diluted share), and a reserve for a potential settlement of litigation of $23 million ($14 million after tax; 3 cents per diluted share), first quarter 2008 diluted earnings per share were 2 cents.

"We continue to successfully navigate this very difficult economic environment," said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer. "Our first quarter sales were consistent with our initial expectations, while earnings and cash flow performance were better than expected.

"By the end of the first quarter, we completed the unification of our organizational structure, as well as the nationwide rollout of our My Macy's localization initiative. We have entered the second quarter with our new organization in place and expect to benefit from approximately $400 million of annual expense savings beginning in 2010 (and $250 million in the partial year of 2009). Meanwhile, we expect to see an improvement in sales trend from My Macy's beginning in the fourth quarter of 2009 and especially in spring 2010," Lundgren said.

Sales

Sales in the first quarter totaled $5.199 billion, down 9.5 percent from total sales of $5.747 billion in the first 13 weeks of 2008. On a same-store basis, Macy's, Inc.'s first quarter sales were down 9.0 percent.

Online sales (macys.com and bloomingdales.com combined) were up 16.2 percent in the first quarter of 2009 and positively affected the company's first quarter 2009 same-store sales by 0.5 percentage points. Online sales are included in the same-store sales calculation for Macy's, Inc.

In the first quarter of 2009, the company opened one new Macy's store in the Phoenix market.

Operating Income (Loss)

Macy's, Inc.'s operating loss totaled $114 million or 2.2 percent of sales for the quarter ended May 2, 2009, compared with operating income of $30 million or 0.5 percent of sales for the same period last year. First quarter 2009 operating loss included $138 million in restructuring charges. Excluding these costs, operating income for the first quarter of 2009 was $24 million or 0.5 percent of sales. Macy's, Inc.'s first quarter 2008 operating income included $87 million in division consolidation costs and a $23 million reserve for the potential litigation settlement. Excluding these costs, operating income for the first quarter of 2008 was $140 million or 2.4 percent of sales.

Cash Flow

Net cash used by operating activities was $35 million in the first quarter of 2009, compared with $21 million of net cash provided in the first quarter last year. Net cash used by investing activities in the first quarter of 2009 was $68 million, compared with $99 million a year ago. Net cash used by financing activities in the first quarter of 2009 was $908 million, including $837 million used to repay debt. Net cash used by financing activities was $139 million in the first quarter last year.

Looking Ahead

Given the continued uncertainty in the macro-economic environment, management believes it is prudent to maintain its previous annual guidance (initially provided on Feb. 2, 2009) for fiscal 2009 sales to be down between 6 percent and 8 percent, and for earnings of 40 cents to 55 cents per diluted share, excluding division consolidation costs. The company expects it will exceed this guidance if the economy improves in the second half of the year. The company expects to book approximately $230 million in division consolidation costs in the final three quarters of 2009.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2008 sales of $24.9 billion. The company operates more than 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s first quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, May 13. The webcast is accessible to the media and general public via the company's Web site at www.macysinc.com.  Analysts and investors may call in on 1-877-704-5382,passcode 2006146. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode)
about two hours after the conclusion of the call.)

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   May 2, 2009

   May 3, 2008

$	% to

Net sales

$	% to

Net sales

Net sales.......................................................................	$ 5,199		$ 5,747

Cost of sales (Note 2)....................................................	3,219	61.9%	3,527	61.4%

Gross margin.................................................................	1,980	38.1%	2,220	38.6%

Selling, general and administrative expenses (Note 3)..	(1,956)	(37.6%)	(2,103)	(36.6%)

Division consolidation costs (Note 4)...............	(138)	(2.7%)	(87)	(1.5%)

Operating income (loss).................................................	(114)	(2.2%)	30	0.5%

Interest expense – net....................................................	(141)		(136)

Loss before income taxes...............................................	(255)		(106)

Federal, state and local income tax benefit (Note 5)....	167		47

Net loss........................................................................	$ (88)		$ (59)

Basic loss per share.......................................................	$ (.21)		$ (.14)

Diluted loss per share.....................................................	$ (.21)		$ (.14)

Average common shares:
Basic......................................................................	421.4		420.9
Diluted....................................................................	421.4		420.9

End of period common shares outstanding.......	420.6		420.5

Depreciation and amortization expense..........	$ 303		$ 315

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 2, 2009 and May 3, 2008 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.  During the fourth quarter of 2008, the Company recorded an estimated pre-tax goodwill impairment charge of $5,382 million, $5,083 million after income taxes, based on the preliminary results of goodwill impairment testing as of January 31, 2009.  The first step of the goodwill impairment test has been completed and involved estimating the fair value of each of the Company’s reporting units based on its estimated discounted cash flows and comparing the estimated fair value of each reporting unit to its carrying value.  The second step of the goodwill impairment test, which is substantially complete, requires the Company to allocate the estimated fair value of each of its reporting units to the estimated fair value of the reporting unit’s net assets, with any fair value in excess of amounts allocated to such net assets representing the implied fair value of goodwill for that reporting unit.  The completion of the second step of the goodwill impairment testing process is not expected to have a material impact on the estimated goodwill impairment charge recorded in the fourth quarter of 2008.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended May 2, 2009 or May 3, 2008.

(3)  For the 13 weeks ended May 3, 2008, selling, general and administrative expenses included an accrual related to a legal dispute of approximately $23 million or $.03 per diluted share.

(4)  Represents costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource-related costs.  Based on projected annual income before income taxes for fiscal 2009, the effective tax rate including these costs and expenses is currently estimated to be approximately 65%.  Excluding costs related to the division consolidation and localization initiatives announced in February 2009 from projected annual income before income taxes would reduce the effective tax rate to approximately 40% due to higher income before income taxes.  Accordingly, the effect of excluding $138 million of costs related to the division consolidation and localization initiatives announced in February 2009 from income before income taxes for the 13 weeks ended May 2, 2009, would reduce the federal, state and local income tax benefit recorded during the period by $118 million, and would reduce the net loss by $20 million or $.05 per diluted share.  For the 13 weeks ended May 3, 2008, costs related to the division consolidation and localization initiatives announced in February 2008 amounted to $.13 per diluted share.

(5)  The federal, state and local income tax benefit differs from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY’S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	May 2,	January 31,	May 3,
	2009	2009	2008
ASSETS:
Current Assets:
Cash and cash equivalents.................	$ 295	$ 1,306	$ 366
Receivables.....................................	379	439	385
Merchandise inventories...................	5,026	4,769	5,284
Income tax receivable......................	206	-	64
Supplies and prepaid expenses..........	253	226	249
Total Current Assets....................	6,159	6,740	6,348

Property and Equipment - net...........	10,226	10,442	10,741
Goodwill..........................................	3,743	3,743	9,133
Other Intangible Assets - net............	707	719	818
Other Assets...................................	496	501	539

Total Assets.............................	$21,331	$22,145	$27,579

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt............................	$ 135	$ 966	$ 1,016
Merchandise accounts payable.....	1,809	1,282	2,014
Accounts payable and accrued liabilities....	2,223	2,628	2,343
Income taxes..............................	-	28	-
Deferred income taxes...............	230	222	243
Total Current Liabilities...........	4,397	5,126	5,616

Long-Term Debt..........................	8,719	8,733	8,723
Deferred Income Taxes...............	1,156	1,119	1,445
Other Liabilities...........................	2,504	2,521	1,984
Shareholders' Equity...................	4,555	4,646	9,811

Total Liabilities and Shareholders' Equity......	$21,331	$22,145	$27,579

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

 MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

May 2, 2009

13 Weeks Ended

May 3, 2008

Cash flows from operating activities:
Net loss............................................................	$ (88)	$ (59)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Stock-based compensation expense..............	27	21
Division consolidation costs.........................	138	87
Depreciation and amortization.....................	303	315
Amortization of financing costs and premium on acquired debt...............................	(6)	(7)
Changes in assets and liabilities:
Decrease in receivables..............	62	78
Increase in merchandise inventories................	(257)	(224)
Increase in supplies and prepaid expenses.......	(27)	(31)
Increase in other assets not separately identified......	(3)	-
Increase in merchandise accounts payable.........	516	586
Decrease in accounts payable and accrued liabilities not separately identified................	(479)	(353)
Decrease in current income taxes...............	(234)	(408)
Increase in deferred income taxes..............	43	22
Decrease in other liabilities not separately identified...	(30)	(6)
Net cash provided (used) by operating activities...	(35)	21

Cash flows from investing activities:
Purchase of property and equipment......................	(57)	(81)
Capitalized software.............................................	(18)	(27)
Disposition of property and equipment...................	7	9
Net cash used by investing activities.........	(68)	(99)

Cash flows from financing activities:
Debt issued.....................................................	-	-
Financing costs................................................	-	-
Debt repaid.....................................................	(837)	(6)
Dividends paid................................................. Decrease in outstanding checks........................	(21) (50)	(55) (83)
Acquisition of treasury stock.............................	-	-
Issuance of common stock...............................	-	5
Net cash used by financing activities....	(908)	(139)

Net decrease in cash and cash equivalents..........	(1,011)	(217)
Cash and cash equivalents at beginning of period....	1,306	583

Cash and cash equivalents at end of period...........	$ 295	$ 366